As filed with the U.S. Securities and Exchange Commission on January 12, 2026

Registration No. 333-263066

Registration No. 333-256762

Registration No. 333-236838

Registration No. 333-233033

Registration No. 333-223351

Registration No. 333-217077

Registration No. 333-214203

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 (No. 333-263066)

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 (No. 333-256762)

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 (No. 333-236838)

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 (No. 333-233033)

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 (No. 333-223351)

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 (No. 333-217077)

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8 (No. 333-214203)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iRhythm Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	39-2182599 (I.R.S. Employer Identification Number)

699 8th Street, Suite 600
San Francisco, California 94103

(Address of principal executive offices including Zip Code)

2006 STOCK PLAN

2016 EQUITY INCENTIVE PLAN

2016 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Quentin S. Blackford

Chief Executive Officer

iRhythm Holdings, Inc.

699 8th Street, Suite 600

San Francisco, California 94103

(650) 632-5700

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Michael A Brown Julia Forbess Fenwick & West LLP 555 California Street 12th Floor San Francisco, California 94104 (415) 875-2300	Patrick Murphy Chief Legal Officer iRhythm Holdings, Inc. 699 8th Street, Suite 600 San Francisco, California 94103 (650) 632-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

iRhythm Holdings, Inc., a Delaware corporation (the “Registrant”), files these Post-Effective Amendments to the following Registration Statements on Form S-8 (the “Registration Statements”) of iRhythm Technologies, Inc., a Delaware corporation (“Predecessor”), as the successor issuer to Predecessor in connection with the Predecessor’s implementation of a corporate holding company structure that resulted in the formation of a new parent holding company (the “Holding Company Transaction”):

•	Registration Statements No. 333-256762, No. 333-236838, No. 333-233033, No. 333-223351 and No. 333-217077, as filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 31, 2017, March 1, 2018, August 6, 2019, March 2, 2020, June 4, 2021 and February 28, 2022, respectively, each pertaining to the registration of securities of the Registrant issuable under Predecessor’s 2016 Equity Incentive Plan (the “2016 Plan”) and Predecessor’s 2016 Employee Stock Purchase Plan (the “ESPP”), respectively; and

•	Registration Statement No. 333-263066, as filed with the Commission on October 21, 2016 (as amended October 26, 2016), pertaining to the registration of securities of the Registrant issuable under the 2016 Plan, the ESPP and Predecessor’s 2006 Equity Incentive Plan (the “2006 Plan,” and collectively with the 2016 Plan and the ESPP, the “Plans”), respectively.

The Holding Company Transaction was completed on January 12, 2026 and was effected through a merger pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of January 12, 2026, among iRhythm Holdings, Inc. (f/k/a LTCM Holdings, Inc.), Predecessor and LTCM Merger Sub, Inc., a Delaware corporation (“Merger Sub”). The Holding Company Transaction was conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, which provides for the formation of a holding company without a vote of the stockholders of the constituent corporation.

Pursuant to the Holding Company Transaction, Predecessor merged with and into Merger Sub, a direct wholly-owned subsidiary of the Registrant, with Merger Sub continuing as the surviving entity and a direct wholly-owned subsidiary of the Registrant (the “Merger”). Upon the effectiveness of the Merger, each share of Predecessor common stock held immediately prior to the Merger automatically converted into a right to receive an equivalent corresponding share of common stock of the Registrant, par value $0.001 per share, such shares having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of common stock of Predecessor being converted. Accordingly, upon consummation of the Holding Company Transaction, the current stockholders of Predecessor became stockholders of the Registrant. Further, pursuant to the Merger Agreement, as of the effectiveness of the Merger, the Plans and all award agreements granted pursuant thereto were amended as necessary to provide that any reference to Predecessor and to each share of Predecessor in such agreements shall be deemed to refer to the Registrant and to shares of common stock of the Registrant.

Following the Holding Company Transaction, the Registrant is the successor issuer to Predecessor pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As the successor issuer, the shares of the Registrant’s common stock are deemed to be registered under Section 12(b) of the Exchange Act and trades on The Nasdaq Global Select Market under the symbol “IRTC.”

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Registrant, as the successor issuer to Predecessor, hereby expressly adopts the Registration Statements as its own registration statements (except as specifically amended by these Post-Effective Amendments) for all purposes of the Securities Act and the Exchange Act, and all securities registered under this registration statement will be securities of the Registrant rather than Predecessor. These Post-Effective Amendments shall become effective immediately upon filing with the Commission pursuant to Rule 462 under the Securities Act. Predecessor paid all registration fees at the time of filing of the Registration Statements.

No additional securities are being registered hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)	The Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 20, 2025 (File No. 001-37918);

(b)	All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Predecessor’s Annual Report referred to in (a) above (other than information in any Current Report on Form 8-K deemed to have been furnished and not filed in accordance with the rules of the Commission and, except as may be noted in any such Form 8-K, exhibits filed on such Form 8-K that are related to such information); and

(c)	The Registrant’s Registration Statement on Form 8-K, including the description of the Registrant’s Common Stock contained in Exhibit 4.1 thereto filed on January 12, 2026, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of the Registrant’s common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation, or is or was serving at the request of a corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation.	8-K	001-37918	3.1	January 12, 2026
4.2	Amended and Restated Bylaws.	8-K	001-37918	3.2	January 12, 2026
4.3	2016 Equity Incentive Plan, as amended November 7, 2024, and related form agreements.	8-K	001-37918	10.1	November 11, 2024
4.4	2016 Employee Stock Purchase Plan, as Amended February 26, 2019, and related form agreements.	10-Q	001-37918	10.1	December 23, 2019
4.5	2006 Stock Plan and related form agreements.	S-1	333-213773	10.2	September 23, 2016
5.1	Opinion of Fenwick & West LLP.	Filed herewith
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.	Filed herewith
23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).	Filed herewith
24.1	Power of Attorney (contained on signature page hereto).	Filed herewith

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on January 12, 2026.

IRHYTHM HOLDINGS, INC.

By:	/s/ Quentin S. Blackford
Quentin S. Blackford
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Quentin S. Blackford and Daniel Wilson, and each of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Quentin S. Blackford	President, Chief Executive Officer and Director	January 12, 2026
Quentin S. Blackford	(Principal Executive Officer)

/s/ Daniel Wilson	Chief Financial Officer	January 12, 2026
Daniel Wilson	(Principal Financial Officer)

/s/ Marc Rosenbaum	Chief Accounting Officer	January 12, 2026
Marc Rosenbaum	(Principal Accounting Officer)

/s/ Abhijit Y. Talwalkar	Director	January 12, 2026
Abhijit Y. Talwalkar

/s/ C. Noel Bairey Merz, M.D.	Director	January 12, 2026
C. Noel Bairey Merz, M.D.

/s/ Bruce G. Bodaken	Director	January 12, 2026
Bruce G. Bodaken

/s/ Karen Ling	Director	January 12, 2026
Karen Ling

/s/ Karen McGinnis	Director	January 12, 2026
Karen McGinnis

/s/ Kevin O’Boyle	Director	January 12, 2026
Kevin O’Boyle

/s/ Brian Yoor	Director	January 12, 2026
Brian Yoor